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Exhibit (a)(1)(vi)

Mobile TeleSystems Public Joint Stock Company
(incorporated and registered in the Russian Federation, No. 1027700149124)

Return of Cash to Holders of Shares of Common Stock and ADS Holders of Mobile TeleSystems Public Joint Stock Company by way of a Tender Offer by its Wholly-Owned Subsidiary Stream Digital, LLC for Common Stock (including Common Stock represented by ADSs) up to a Maximum Aggregate Purchase Amount of RUB 4,934,527,300 (US$78,276,131)

THIS TENDER OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON NOVEMBER 30, 2016 WITH RESPECT OF THE ADSs, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase to Holders of Shares of Common Stock and ADS Holders, dated October 31, 2016 (the "Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Tender Offer"), in connection with the tender offer by Mobile TeleSystems Public Joint Stock Company, a public joint stock company incorporated under the laws of the Russian Federation (the "Company"), made by its wholly-owned subsidiary, Stream Digital, LLC (the "Offeror"), to purchase for cash shares of common stock of the Company, par value RUB 0.10 per share (the "Common Stock"), including shares of Common Stock represented by American Depositary Shares, each representing two shares of Common Stock, (the "ADSs"), at a price between RUB 199.00 and RUB 229.00 per share of Common Stock (equivalent to between RUB 398.00 and RUB 458.00 per ADS), upon the terms and subject to the conditions set forth in the Offer to Purchase.

        After the Tender Offer expires, a single "Strike Price" per share of Common Stock will be applied to all shares of Common Stock (including shares of Common Stock represented by ADSs) purchased by the Offeror, which will be the lowest price per share of Common Stock within the price range specified above that will allow it to purchase the maximum number of shares of Common Stock (including shares of Common Stock represented by ADSs) for a total cost not exceeding RUB 4,934,527,300 billion, or if the aggregate value of shares of Common Stock (including shares of Common Stock represented by ADSs) validly tendered by shareholders is less than RUB 4,934,527,300 billion, such lesser number of shares of Common Stock (including shares of Common Stock represented by ADSs) as are validly tendered pursuant to the Tender Offer. The Offeror will purchase all shares of Common Stock (including shares of Common Stock represented by ADSs) properly tendered at or below the Strike Price or as tenders of shares of Common Stock (including shares of Common Stock represented by ADSs) as Strike Price Tender (rather than at a selected price in the price range set forth in the Tender Offer) and not properly withdrawn, to the holder in cash, less any applicable withholding taxes and any applicable fees and expenses contemplated under the Depositary Agreement and without interest, on the terms and subject to the conditions of the Tender Offer, including its proration provisions. All shares of Common Stock (including shares of Common Stock represented by ADSs) purchased in the Tender Offer will be purchased at the same Strike Price. If the shares of Common Stock underlying an ADS Holder's ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned promptly after the expiration of the Tender Offer. Any shares of Common Stock not tendered or not purchased in the course of this Tender Offer will remain owned by the holder thereof and remain registered on such holder's personal account in the shareholders' register of the Company held by Joint Stock Company "Independent Registrar Company" or depo account with the depository, as applicable. See Parts III and IV of the Offer to Purchase.

        We are the owner of record of the ADSs held for your account. As such, we are the only ones who can tender your ADSs, and then only pursuant to your instructions. We are sending you the ADS Letter of Transmittal for your information only; you cannot use it to tender the ADSs we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the ADSs we hold for your account on the terms and subject to the conditions of the Tender Offer.

        Please note the following:

          1.     You may tender your ADSs at prices not greater than RUB 458.00 nor less than RUB 398.00 per ADS, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and any applicable fees and expenses contemplated under the Depositary Agreement and without interest. If you want to maximize the chance of having all of the shares of Common Stock underlying your ADSs purchased, you may also tender your ADSs at the "ADS Strike Price", which will be two times the Strike Price determined under the Tender Offer.

          2.     The Tender Offer and withdrawal rights will expire with respect to ADSs at 5:00 p.m., New York City time, on November 30, 2016, unless the Tender Offer is extended.

          3.     The Tender Offer is for a maximum of 24,796,619 shares of Common Stock (including shares of Common Stock represented by ADSs), constituting approximately 1.24% of the Company's issued share capital as of October 28, 2016.

        If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your ADSs, we will tender all your ADSs unless you specify otherwise on the attached Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration time of the Tender Offer. Please note that the Tender Offer and withdrawal rights with respect to ADSs will expire at 5:00 p.m., New York City time, on November 30, 2016, unless the Tender Offer is extended.

        The Tender Offer is being made solely under the Offer to Purchase and the related ADS Letter of Transmittal. The Tender Offer is not being made, directly or indirectly, in or into, or by use of mails of, or by other means (including, without limitation, facsimile transmission, email, telex and telephone), or via any facilities of a national securities exchange of Australia, Canada, Japan or any other jurisdiction where the making of the Offer to Purchase into or inside such jurisdiction would constitute violation of the laws of such jurisdiction.

        Although the Company's board of directors (the "Board") believes that the return of cash by means of the Tender Offer is in the best interests of the Holders of shares of Common Stock and ADS Holders as a whole and has approved the Tender Offer, the Board is not making a recommendation to Holders of shares of Common Stock and ADS Holders in relation to participation in the Tender Offer itself. Whether or not Holders of shares of Common Stock and ADS Holders decide to tender all or any of their shares of Common Stock (including shares of Common Stock represented by ADSs) will depend, among other things, on such holders' view of the Company's prospects and their own individual circumstances, including their tax position. Holders of shares of Common Stock and ADS Holders should make their own decision in respect of participation in the Tender Offer and are recommended to consult their duly authorized independent advisers.

        If you have questions on how ADS Holders can participate in the Tender Offer, please call the Information Agent, Georgeson LLC, on number +1 866-257-5415 (toll free within the United States).

 INSTRUCTION FORM

        Mobile TeleSystems Public Joint Stock Company
(incorporated and registered in the Russian Federation, No. 1027700149124)

Return of Cash to Holders of Shares of Common Stock and ADS Holders of Mobile TeleSystems Public Joint Stock Company by way of a Tender Offer by its Wholly-Owned Subsidiary Stream Digital, LLC for Common Stock (including Common Stock represented by ADSs) up to a Maximum Aggregate Purchase Amount of RUB 4,934,527,300 (US$78,276,131)

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase to Holders of Shares of Common Stock and ADS Holders, dated October 31, 2016 (the "Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Tender Offer"), in connection with the tender offer by Mobile TeleSystems Public Joint Stock Company, a public joint stock company incorporated under the laws of the Russian Federation (the "Company"), made by its wholly-owned subsidiary, Stream Digital, LLC (the "Offeror"), to purchase for cash shares of common stock of the Company, par value RUB 0.10 per share (the "Common Stock"), including shares of Common Stock represented by American Depositary Shares, each representing two shares of Common Stock, (the "ADSs"), at a price between RUB 199.00 and RUB 229.00 per share of Common Stock (equivalent to between RUB 398.00 and RUB 458.00 per ADS), upon the terms and subject to the conditions set forth in the Offer to Purchase.

        The undersigned hereby instruct(s) you to tender the number of ADSs indicated below or, if no number is indicated, all ADSs you hold for the account of the undersigned, at the price per ADS indicated below, on the terms and subject to the conditions of the Tender Offer. The undersigned understands that a tender of ADSs will be deemed to be an instruction to the ADS Tender Agent to tender the shares of Common Stock underlying the tendered ADSs.

        In participating in the Tender Offer, the undersigned acknowledges that: (1) the Tender Offer is established voluntarily by the Company and the Offeror, it is discretionary in nature and it may be extended, modified, suspended or terminated as provided in the Tender Offer; (2) the undersigned is voluntarily participating in the Tender Offer; (3) the future value of the shares of Common Stock and ADSs is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned's tender of ADSs or the receipt of proceeds are solely his, her or its responsibility; and (5) regardless of any action that the Offeror and the Company take with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items ("Tax Items") related to the Tender Offer and the disposition of shares of Common Stock, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, the undersigned authorizes the ADS Tender Agent and any other withholding agent to withhold all applicable Tax Items required to be withheld or otherwise legally payable by the undersigned.

        The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned's personal data as described in this document by and among, as applicable, the Company, the Offeror, their respective subsidiaries and third party administrators, for the exclusive purpose of implementing, administering and managing his, her or its participation in the Tender Offer.

        The undersigned understands that the Company holds certain personal information about him, her or it, including, as applicable, but not limited to, the undersigned's name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any ADSs and/or shares of Common Stock held of the Company, details of all options or any other entitlement to ADSs and/or shares of Common Stock outstanding in the undersigned's favor, for the purpose of implementing, administering and managing his, her or its securities ownership ("Data"). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Tender Offer, that these recipients may be located in his, her or its country or elsewhere, and that the recipient's country may have different data privacy laws and protections than his, her or its country. The undersigned understands that he, she or it may request a list with the names and addresses of any potential recipients of the Data. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his, her or its participation in the Tender Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any shares of Common Stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his, her or its participation in the Tender Offer. The undersigned understands that he, she or it may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost. The undersigned understands, however, that refusing or withdrawing his, her or its consent may affect his, her or its ability to participate in the Tender Offer.

Number of ADS to be tendered by you for the account of the undersigned: ADSs*

*
Unless otherwise indicated, it will be assumed that all ADSs held by us for your account are to be tendered.

CHECK ONLY ONE BOX:

☐
1.     ADSs Tendered at Strike Price.

    In checking this box, the undersigned hereby confirms he, she or it wants to maximize the chance of having all shares of Common Stock represented by ADSs being tendered hereby accepted for purchase (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OR MORE OF THE PRICE BOXES IN (2) BELOW, the undersigned hereby tenders such ADSs at, and is willing to accept, the purchase price determined in the Tender Offer in accordance with the terms of the Tender Offer and resulting from the Tender Offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per ADS as low as RUB 398.00 per ADS.

☐
2.     ADSs Tendered at Price Determined by ADS holder

    In checking this box, the undersigned wishes to tender ADSs and cause the ADS Tender Agent to cancel the ADSs representing shares of Common Stock and to sell each such share of Common Stock to the Offeror at one-half of the tender price(s) specified below (each ADS representing two shares of Common Stock and the prices below shown on a per ADS basis) on the terms and conditions set out in the Offer to Purchase.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF ADSs.

        The method of delivery of this document is at the election and risk of the tendering ADS holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

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INSTRUCTION FORM